Exhibit 99

Contacts:	Thomas F. Kirk	(301) 986-0701
	George E. McHenry	(301) 986-0701
	Thomas C. Hofmeister	(301) 986-0701

News Release

HANGER ORTHOPEDIC GROUP, INC. REPORTS $0.16 EPS ON 16% INCREASE IN PROFORMA NET INCOME FOR THE FIRST QUARTER 2010.

BETHESDA, MARYLAND, April 26, 2010 — Hanger Orthopedic Group, Inc. (NYSE:HGR) announced net sales of $178.3 million for the quarter ended March 31, 2010, an increase of $9.2 million, or 5.4%, from $169.1 million in the prior year.  Earnings per share, excluding the costs related to the relocation of the Company’s corporate headquarters, for the first quarter of 2010 were $0.16 per diluted share compared to $0.14 per diluted share for the same period in 2009.  Reported diluted earnings per share, including the costs of relocating the corporate headquarters, were $0.12 for the first quarter of 2010.

The $9.2 million, or 5.4%, sales increase for the quarter ended March 31, 2010 was primarily the result of a $5.4 million, or 3.6%, increase in same-center sales in the patient care segment, a $0.9 million, or 4.3%, increase in sales from the Company’s distribution segment and a $2.9 million increase principally related to sales from acquired entities. Income from operations for the quarter ended March 31, 2010 was $14.2 million compared to $15.1 million in the prior year.  Excluding the $2.1 million of costs related to the relocation of the corporate office, income from operations increased 7.5% to $16.3 million due to the growth in sales and continued expense management efforts. Proforma income from operations as a percentage of sales improved 20 basis points to 9.1% in 2010 compared to 8.9% in 2009.

The Company used $12.1 million in cash in the first quarter of 2010 which was $8.4 million more than the $3.7 million used in 2009 to fund normal working capital needs.  The Company had total liquidity of $127.6 million, comprised of $64.1 million of cash and $63.5 million available under its revolving credit facility at March 31, 2010.

“I am pleased that we opened 2010 with a very positive fashion.” commented Thomas F. Kirk, President and Chief Executive Officer of Hanger Orthopedic Group.  Mr. Kirk added, “Our patient care segment performed well posting a 3.6% same store increase and we continue to see positive results from our other growth initiatives.   The increased revenue combined with our expense management generated 7.5% increase in operating income and a 20 basis point improvement in operating margin.   I want to thank our employees for their hard work and their continued dedication to our patients’ and customers’ needs.”

For 2010, the Company expects full year revenues to be between $815 million and $825 million and diluted EPS, excluding cost related to the corporate relocation, in the range of $1.27 to $1.29.  As announced in February, the Company is in the process of relocating its corporate headquarters from Bethesda, Maryland to Austin, Texas and anticipates the move will be substantially completed by the end of the third quarter of 2010.  The cost of this move is reported as a separate component of income from operations.  In connection with the move the Company reported $2.1 million of severance and relocation cost for the three months ended March 31, 2010.     The Company anticipates incurring approximately $8.0 million to $10.0 million of additional severance and relocation cost through the third quarter of 2010, as well as lease exit cost of approximately $3.0 million to $5.0 million.  Once complete, the Company anticipates that the move will result in a reduction of operating expenses of approximately $2.5 million to $3.5 million annually.

Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient care services. Hanger is the market leader in the United States, owning and operating 678 patient care centers in 45 states and the District of Columbia, with over 3,700 employees, including 1,110 practitioners, as of March 31, 2010.  Hanger is organized into four units. The two key operating units are patient care, which consists of nationwide orthotic and prosthetic practice centers, and distribution, which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient care centers. The third is Linkia, which is the first and only provider network management company for the orthotics and prosthetics industry. The fourth unit, Innovative Neurotronics, introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide. For more information on Innovative Neurotronics, Inc. or the WalkAide®, visit http://www.ininc.us. For more information on Hanger, visit http://www.hanger.com.

This document contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-

looking statements.  Statements relating to future results of operations in this document reflect the current views of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

-tables to follow-

Hanger Orthopedic Group, Inc

(Dollars in thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Income Statement:
Net sales	$178,316	$169,146
Cost of goods sold - materials	53,650	51,049
Personnel costs	68,769	64,059
Other operating expenses	35,315	34,451
Relocation expenses	2,059	—
Depreciation and amortization	4,311	4,456
Income from operations	14,212	15,131
Interest expense	7,542	7,607
Income before taxes	6,670	7,524
Provision for income taxes	2,668	3,009
Net income	$4,002	$4,515

Basic Per Common Share Data:
Net income	$0.13	$0.15
Shares used to compute basic per common share amounts	31,881,750	30,926,725

Diluted Per Common Share Data:
Net income	$0.12	$0.14
Shares used to compute diluted per common share amounts	32,926,033	31,955,851

Pro-forma:
Net income	4,002	4,515
Relocation expenses, net of tax	1,235	—
Pro-forma net income	$5,237	$4,515

Diluted Per Share Data:
Pro-forma net income per diluted common share	$0.16	$0.14

	Three Months Ended
	March 31,
	2010	2009
Income Statement as a % of Net Sales:
Net sales	100.0%	100.0%
Cost of goods sold - materials	30.1%	30.2%
Personnel costs	38.6%	37.9%
Other operating expenses	19.8%	20.4%
Relocation expenses	1.2%	0.0%
Depreciation and amortization	2.4%	2.6%
Income from operations	7.9%	8.9%
Interest expense	4.2%	4.5%
Income before taxes	3.7%	4.4%
Provision for income taxes	1.5%	1.8%
Net income	2.2%	2.6%

Hanger Orthopedic Group, Inc

(Dollars in thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
Cash Flow Data:	2010	2009

Cash flow used in operations	$(12,073)	$(3,716)
Capital expenditures	$7,914	$2,827
Decrease in cash	$(20,492)	$(6,480)

Balance Sheet Data:	Mar. 31, 2010	Dec. 31, 2009
Cash and cash equivalents	$64,066	$84,558
Days Sales Outstanding (DSO’s)	46	50
Working Capital	$223,242	$216,664
Total Debt	$408,762	$410,472
Shareholders’ Equity	$324,260	$315,893

	Three Months Ended
	March 31,
Percentage of net sales from:	2010	2009
Patient-care services	87.5%	87.4%
Distribution	12.2%	12.4%

Payor mix:
Commercial and other	59.4%	58.6%
Medicare	28.3%	30.3%
Medicaid	6.8%	5.9%
VA	5.5%	5.2%

	Three Months Ended
	March 31,
Statistical Data:	2010	2009
Patient-care centers	678	675
Number of practitioners	1,110	1,083
Number of states (including D.C.)	46	46